EXHIBIT 99.1

NEWS RELEASE

Cleveland-Cliffs Inc. Reports Fourth-Quarter and Full-Year 2017 Results

•	Fourth-quarter Net Income of $318 million and Earnings of $1.05 per diluted share

•	Fourth-quarter Adjusted EBITDA[1] of $129 million

CLEVELAND—January 25, 2018—Cleveland-Cliffs Inc. (NYSE: CLF) today reported fourth-quarter and full-year results for the period ended December 31, 2017.

Fourth-quarter 2017 consolidated revenues were $601 million, compared to prior-year fourth-quarter revenues of $754 million. Cost of goods sold was $492 million, compared to $573 million reported in the fourth quarter of 2016.

For the fourth quarter of 2017, the Company recorded net income of $318 million, or $1.05 per diluted share, compared to net income of $81 million, or $0.34 per diluted share, recorded in the prior-year quarter.

For the fourth-quarter of 2017, adjusted EBITDA1 was $129 million, compared to $174 million in the fourth quarter of 2016.

Full-Year Consolidated Results
Full-year 2017 consolidated revenues were $2.3 billion, compared to the prior year's revenues of $2.1 billion. Cost of goods sold was $1.8 billion, compared to $1.7 billion reported in 2016.

For the full-year 2017, the Company recorded net income of $371 million, or $1.28 per diluted share, compared to net income of $199 million, or $0.87 per diluted share, recorded in the prior year.

For the full-year 2017, adjusted EBITDA1 was $513 million, compared to $374 million in 2016.

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	Corporate/ Other	Total
Q4 2017 Adjusted EBITDA[1] (in millions)	$159.6	$(3.4)	$(27.0)	$129.2
2017 Adjusted EBITDA[1] (in millions)	$559.4	$58.3	$(104.9)	$512.8

Lourenco Goncalves, Chairman, President and Chief Executive Officer, said: “Cleveland-Cliffs delivered in 2017 strong and sustainable financial results, and that was exactly what I promised one year ago. As a consequence of the several successful initiatives implemented in overall strategy, commercial, operations, and finance since I joined this great company in August of 2014, we have delivered in 2017 the second consecutive year of greater than 25 percent EBITDA growth." Mr. Goncalves added: "2017 was also the year in which the industry finally woke up to the importance of both rational supply behavior and environmental compliance. This new, more logical approach to business should provide us solid support to deliver even stronger results in 2018."

U.S. Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Volumes - In Thousands of Long Tons
Total sales volume	5,392	6,881	18,683	18,224
Total production volume	5,543	4,923	18,776	15,982
Sales Margin - In Millions
Revenues from product sales and services	$511.8	$579.0	$1,866.0	$1,554.5
Cost of goods sold and operating expenses	396.2	453.0	1,400.6	1,278.8
Sales margin	$115.6	$126.0	$465.4	$275.7
Sales Margin - Per Long Ton
Revenues from product sales and services*	$83.38	$73.86	$88.03	$75.71

Cash cost of goods sold and operating expense rate[2]	58.79	52.80	59.55	55.97
Depreciation, depletion and amortization	3.15	2.75	3.56	4.61
Cost of goods sold and operating expenses*	61.94	55.55	63.11	60.58
Sales margin	$21.44	$18.31	$24.92	$15.13

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements.

U.S. Iron Ore pellet sales volume in the fourth quarter of 2017 was 5.4 million long tons, a 22 percent decrease when compared with 6.9 million long tons sold in the fourth quarter of 2016. The decrease was a result of a stronger than historical shipping pace during the first nine months of 2017 leading to lower required fourth quarter shipments to meet full-year customer nominations, as well as the previously disclosed nomination reduction from a major customer.

Cash cost of goods sold and operating expense rate2 in U.S. Iron Ore was $58.79 per long ton, up 11 percent from $52.80 per long ton in the prior year's fourth quarter. The increase was primarily driven by higher costs associated with maintenance and repairs, employee benefits, and energy rates.

Asia Pacific Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Volumes - In Thousands of Metric Tons
Total sales volume	2,049	2,937	9,812	11,642
Total production volume	2,203	3,264	10,113	11,839
Sales Margin - In Millions
Revenues from product sales and services	$89.1	$175.0	$464.2	$554.5
Cost of goods sold and operating expenses	96.1	119.5	420.0	440.9
Sales margin	$(7.0)	$55.5	$44.2	$113.6
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$42.61	$57.30	$45.31	$45.85

Cash cost of goods sold and operating expense rate[2]	44.56	36.40	39.35	33.94
Depreciation, depletion and amortization	1.46	2.01	1.46	2.16
Cost of goods sold and operating expenses*	46.02	38.41	40.81	36.10
Sales margin	$(3.41)	$18.89	$4.50	$9.75

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

Fourth-quarter 2017 Asia Pacific Iron Ore sales volume of 2.0 million metric tons decreased 30 percent from the prior-year quarter. The decrease was driven primarily by lower production volumes, a result of operational decisions reflecting current market conditions and quality ore availability.

Cash cost of goods sold and operating expense rate2 in Asia Pacific Iron Ore was $44.56 per metric ton in the fourth quarter of 2017, a 22 percent increase from $36.40 in the prior-year quarter. This was primarily attributable to increased mining costs, driven by a change in the overall production plan resulting in a higher strip ratio. It was also driven by increased logistics and unfavorable exchange rate variances.

Other Income Statement Items
Cliffs' fourth-quarter 2017 SG&A expenses were $28 million. This represents a 22 percent decrease when compared to the fourth-quarter 2016 expenses of $36 million. The decrease was driven primarily by reduced incentive compensation.

Cliffs' net interest expense during the fourth quarter was $29 million, a 35 percent decrease when compared to the fourth-quarter 2016 expense of $44 million, as a result of capital structure optimization initiatives executed by the Company during 2017.

Cliffs recognized a $246 million income tax benefit during the quarter. This was primarily attributable to a reversal of the valuation allowance on approximately $250 million of Alternate Minimum Tax (AMT) credit carryovers. With the passage of the Tax Cuts and Jobs Act of 2017 and corresponding repeal of the AMT, this amount will be refunded to Cliffs in cash over the next four tax years.

Debt and Cash Flow
Total capital expenditures during the quarter were $77 million, which included sustaining capital, preliminary spending related to the Hot-Briquetted Iron (HBI) project, and the acquisition of certain real estate interests located in Nashwauk, Minnesota (Nashwauk) from Glacier Park Iron Ore Properties LLC (GPIOP). The purchased and leased properties include parcels that were formerly leased by GPIOP to Mesabi Metallics Company LLC, formerly known as Essar Steel Minnesota.

Cash and cash equivalents at the end of the fourth quarter of 2017 totaled $1.0 billion, compared to $323 million at the end of the fourth quarter of 2016. Total debt at the end of the fourth quarter of 2017 was $2.3 billion, versus $2.2 billion at the end of the fourth quarter of 2016. At the end of the fourth quarter of 2017, including the impact of the transactions related to the ownership of Tilden, Empire, and Nashwauk, Cliffs had net debt3 of $1.3 billion, compared to $1.8 billion of net debt3 at the end of the fourth quarter of 2016.

Segment Outlook
After evaluating current and anticipated future market conditions in connection with the remaining iron ore reserves at Cliffs' APIO, including quality and the current market price for the ore, the Company has decided to accelerate the projected time frame for the planned closure of mining operations in Australia, which will more than likely occur in 2018. Accordingly, the Company will no longer provide guidance related to this business segment.

2018 Outlook Summary
Per Long Ton Information	U.S. Iron Ore
Revenues from product sales and services (A)	$97 - $102

Cost of goods sold and operating expense rate	$69 - $74
Less:
Freight expense rate (B)	$7
Depreciation, depletion & amortization rate	$4
Cash cost of goods sold and operating expense rate[2]	$58 - $63

Sales volume (million long tons)	20
Production volume (million long tons)	20
(A) This expectation is based on the assumption that iron ore prices, steel prices, and pellet premiums will average for the remainder of 2018 their respective year-to-date averages.
(B) Freight has an offsetting amount in revenue and has no impact on sales margin.

U.S. Iron Ore Outlook (Long Tons)
Based on the assumption that iron ore prices, steel prices, and pellet premiums will average for the remainder of 2018 their respective year-to-date averages, Cliffs would realize USIO revenue rates in the range of $97 to $102 per long ton.

As previously disclosed, for 2018 Cliffs expects full-year sales and production volumes of approximately 20 million long tons from its U.S. Iron Ore business. This compares to 18.7 million long tons of sales and 18.8 million long tons of production in 2017.

Cliffs' full-year 2018 U.S. Iron Ore cash cost of goods sold and operating expense2 expectation is $58 - $63 per long ton, which compares to $60 per long ton for the full-year 2017.

SG&A Expenses and Other Expectations
Full-year 2018 SG&A expenses are expected to be approximately $115 million. Cliffs also notes that of the $115 million expectation, approximately $20 million is considered non-cash. The increase compared to 2017 is partially attributable to an accounting change related to the reclassification of certain Pension/OPEB components.

The Company's full-year 2018 interest expense is expected to be approximately $130 million, compared to $132 million recorded in 2017. Consolidated full-year 2018 depreciation, depletion and amortization is expected to be approximately $100 million, incurred ratably throughout the year.

Capital Expenditures
Cliffs' 2018 capital spending expectations are:

•	Approximately $85 million in sustaining capital

•	Approximately $250 million toward the HBI project in Toledo, OH (fully funded with the December 2017 financing transactions)

•	Approximately $50 million toward the upgrade of the Northshore mine to produce up to 3.5 million long tons of DR-grade pellets a year

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, January 25, 2018, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com

About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of barriers to trade, the outcomes of trade cases, reduced market demand and any change to the economic growth rate in China; continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects—specifically, the impact of price-adjustment factors on our sales contracts; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele, specifically successful completion of our HBI production plant; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; availability of capital and our ability to maintain adequate liquidity; risks related to former and current international operations, including our ability to successfully conclude the CCAA process in Canada and plan for the end of mine life in Australia in a manner that minimizes cash outflows and associated liabilities; our actual economic iron ore reserves or changes in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; the ability of our customers, joint venture partners and significant suppliers and service providers to meet their obligations to us on a timely basis or at all; the outcome of any litigation or arbitration, including any contractual disputes with our customers, joint venture partners or significant energy, material or service providers; our ability to maintain satisfactory relations with unions and employees; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; problems or uncertainties with productivity, tons mined, transportation, capital spending, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; our ability to cost-effectively achieve planned production rates or levels, including at our HBI production plant; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI production plant; changes in sales volume or mix; our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; uncertainty relating to restructurings in the steel industry and/or affecting the steel industry; and the potential existence of significant deficiencies or material weaknesses in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016. You are urged to carefully consider these risk factors.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Director, Global Communications (216) 694-5316		Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$536.9	$676.5	$2,089.2	$1,913.5
Freight and venture partners' cost reimbursements	64.0	77.5	241.0	195.5
	600.9	754.0	2,330.2	2,109.0
COST OF GOODS SOLD AND OPERATING EXPENSES	(492.3)	(572.5)	(1,820.6)	(1,719.7)
SALES MARGIN	108.6	181.5	509.6	389.3
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(28.0)	(36.0)	(105.8)	(117.8)
Miscellaneous - net	24.7	(13.8)	27.7	(30.7)
	(3.3)	(49.8)	(78.1)	(148.5)
OPERATING INCOME	105.3	131.7	431.5	240.8
OTHER INCOME (EXPENSE)
Interest expense, net	(28.9)	(44.3)	(132.0)	(200.5)
Gain (loss) on extinguishment/restructuring of debt	—	2.2	(165.4)	166.3
Other non-operating income	0.9	—	3.2	0.4
	(28.0)	(42.1)	(294.2)	(33.8)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	77.3	89.6	137.3	207.0
INCOME TAX BENEFIT	245.6	10.5	252.4	12.2
INCOME FROM CONTINUING OPERATIONS	322.9	100.1	389.7	219.2
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(5.1)	(19.3)	(18.7)	(19.9)
NET INCOME	317.8	80.8	371.0	199.3
INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(1.7)	3.9	(25.2)
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$317.8	$79.1	$374.9	$174.1
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$1.09	$0.43	$1.36	$0.98
Discontinued operations	(0.02)	(0.08)	(0.06)	(0.10)
	$1.07	$0.35	$1.30	$0.88
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$1.07	$0.42	$1.34	$0.97
Discontinued operations	(0.02)	(0.08)	(0.06)	(0.10)
	$1.05	$0.34	$1.28	$0.87
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	296,429	231,273	288,435	197,659
Diluted	300,858	234,640	292,961	200,145

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,007.7	$323.4
Accounts receivable, net	140.6	128.7
Inventories	183.4	178.4
Supplies and other inventories	93.9	91.4
Derivative assets	39.4	33.1
Loans to and accounts receivables from the Canadian Entities	51.6	48.6
Other current assets	28.0	21.0
TOTAL CURRENT ASSETS	1,544.6	824.6
PROPERTY, PLANT AND EQUIPMENT, NET	1,051.0	984.4
Income tax receivable	235.3	—
Other non-current assets	122.5	114.9
TOTAL ASSETS	$2,953.4	$1,923.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$127.7	$107.6
Accrued employment costs	56.1	56.1
State and local taxes payable	30.2	28.3
Accrued expenses	33.7	41.1
Accrued interest	31.4	40.2
Accrued royalties	17.3	26.2
Contingent claims	55.6	—
Partnership distribution payable	44.2	8.7
Other current liabilities	56.0	82.9
TOTAL CURRENT LIABILITIES	452.2	391.1
POSTEMPLOYMENT BENEFIT LIABILITIES
Pensions	222.8	245.7
Other postretirement benefits	34.9	34.8
TOTAL POSTEMPLOYMENT BENEFIT LIABILITIES	257.7	280.5
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	188.5	193.9
LONG-TERM DEBT	2,304.2	2,175.1
OTHER LIABILITIES	186.9	213.8
TOTAL LIABILITIES	3,389.5	3,254.4
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(436.3)	(1,464.3)
NONCONTROLLING INTEREST	0.2	133.8
TOTAL DEFICIT	(436.1)	(1,330.5)
TOTAL LIABILITIES AND DEFICIT	$2,953.4	$1,923.9

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Year Ended December 31,
	2017	2016
OPERATING ACTIVITIES
Net income	$371.0	$199.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	87.7	115.4
Loss (gain) on extinguishment/restructuring of debt	165.4	(166.3)
Loss on deconsolidation, net of cash deconsolidated	20.2	17.5
Other	12.9	10.0
Changes in operating assets and liabilities:
Receivables and other assets	(248.6)	43.2
Product inventories	(1.8)	157.8
Payables and accrued expenses	(68.9)	(73.9)
Net cash provided by operating activities	337.9	303.0
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(155.7)	(69.1)
Other investing activities	(4.3)	11.2
Net cash used by investing activities	(160.0)	(57.9)
FINANCING ACTIVITIES
Net proceeds from issuance of common shares	661.3	287.4
Proceeds from issuance of debt	1,771.5	—
Debt issuance costs	(28.2)	(5.2)
Borrowings under credit facilities	—	105.0
Repayment under credit facilities	—	(105.0)
Repayments of equipment loans	—	(95.6)
Repurchase of debt	(1,720.7)	(305.4)
Acquisition of noncontrolling interest	(105.0)	—
Distributions of partnership equity	(49.1)	(59.9)
Other financing activities	(26.7)	(27.7)
Net cash provided (used) by financing activities	503.1	(206.4)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	3.3	(0.5)
INCREASE IN CASH AND CASH EQUIVALENTS	684.3	38.2
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	323.4	285.2
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,007.7	$323.4

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on both a consolidated basis and on a segment basis, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)		(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Income	$317.8	$80.8	$371.0	$199.3
Less:
Interest expense, net	(28.9)	(44.3)	(132.0)	(200.5)
Income tax benefit (expense)	245.6	10.5	252.4	12.2
Depreciation, depletion and amortization	(21.4)	(26.5)	(87.7)	(115.4)
EBITDA	$122.5	$141.1	$338.3	$503.0

Less:
Gain (loss) on extinguishment/restructuring of debt	—	2.2	(165.4)	166.3
Impact of discontinued operations	(5.1)	(19.3)	(18.7)	(19.9)
Foreign exchange remeasurement	0.2	(15.6)	11.4	(16.8)
Severance and contractor termination costs	—	—	—	(0.1)
Supplies inventory adjustment	(1.8)	—	(1.8)	—
Adjusted EBITDA	129.2	173.8	512.8	373.5

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies.

	(In Millions)
	Three Months Ended December 31,			Three Months Ended December 31,
	2017			2016
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(396.2)	$(96.1)	$(492.3)	$(453.0)	$(119.5)	$(572.5)
Less:
Freight and reimbursements	(62.2)	(1.8)	(64.0)	(70.8)	(6.7)	(77.5)
Depreciation, depletion & amortization	(17.0)	(3.0)	(20.0)	(18.9)	(5.9)	(24.8)
Cash cost of goods sold and operating expenses	$(317.0)	$(91.3)	$(408.3)	$(363.3)	$(106.9)	$(470.2)

	(In Millions)
	Year Ended December 31,			Year Ended December 31,
	2017			2016
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(1,400.6)	$(420.0)	$(1,820.6)	$(1,278.8)	$(440.9)	$(1,719.7)
Less:
Freight and reimbursements	(221.4)	(19.6)	(241.0)	(174.8)	(20.7)	(195.5)
Depreciation, depletion & amortization	(66.6)	(14.3)	(80.9)	(84.0)	(25.1)	(109.1)
Cash cost of goods sold and operating expenses	$(1,112.6)	$(386.1)	$(1,498.7)	$(1,020.0)	$(395.1)	$(1,415.1)

3 NET DEBT RECONCILIATION

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	December 31, 2017	December 31, 2016
Long-term debt	$2,304.2	$2,175.1
Short-term debt and current portion of long-term debt	—	17.5
Total Debt	$2,304.2	$2,192.6
Less:
Cash and cash equivalents	1,007.7	323.4
Undiscounted interest	—	65.7
Net Debt	$1,296.5	$1,803.5